SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 12b-25
SEC FILE NUMBER
811-22263
CUSIP NUMBER
NOTIFICATION OF LATE FILING
(Check One):  Form 10-K  Form 20-F  Form 11-K  Form
10-Q
[x] Form N-SAR
For Period Ended: November 30, 2014
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________
Read Instruction (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
____________________________________________________
_____________________________
PART I -- REGISTRANT INFORMATION
Exchange Traded Concepts Trust
____________________________________________________________
Full Name of Registrant:
FaithShares Trust
____________________________________________________________
Former Name if Applicable:
3555 Northwest 58th Street, Suite 410
____________________________________________________________
Address of Principal Executive Office (Street and Number)
Oklahoma City, OK 73112
____________________________________________________________
City, State and Zip Code
PART II -- RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)
X
(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
PART III -- NARRATIVE
State below in reasonable detail the reasons why Forms 10-K, 20-
F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.
The delay in filing was a result of delayed receipt of final tax provisions from the funds tax service provider.
PART IV-- OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification

___Rich Hogan_____
(Name)
_________646_____________
(Area Code)
________662-4499________
(Telephone Number)
(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [x] Yes No
____________________________________________________
____________________________
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes [x]No
If so, attach an explanation of the anticipated change, both narrative and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

__________Exchange Traded Concepts Trust________
     (Name of Registrant as Specified in Charter)
has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.
Date: 01/29/2015 	By: /s/ Rich Hogan
			Title: Treasurer
INSTRUCTION: The form may be signed by an executive
officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.